Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183679 on Form S-3 and Registration Statement Nos. 333-117811, 333-127876, 333-137332, 333-149049, 333-160225, 333-176409, 333-182457 and 333-188790 on Form S-8 of our reports dated March 2, 2015, relating to the consolidated financial statements of MannKind Corporation and subsidiaries (“MannKind Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 2, 2015